SEVENTH AMENDMENT AGREEMENT

TO

AMENDED AND RESTATED NOTE

PURCHASE AGREEMENT

DATED AS OF JUNE 30, 2003

THIS SEVENTH AMENDMENT AGREEMENT (this "Agreement"), dated as of May 9, 2008, is among Seneca Foods Corporation (the "Borrower") and John Hancock Life Insurance Company (the "Purchaser") and is with respect to the Amended and Restated Note Purchase Agreement dated as of June 30, 2003 (as previously amended by a First Amendment dated as of March 17, 2004, a Second Amendment Agreement dated as of June 26, 2004, a Third Amendment Agreement dated as of May 11, 2005, a Fourth Amendment Agreement dated as of August 18, 2006, a Fifth Amendment dated as of May 29, 2007 and a Sixth Amendment dated as of September 29, 2007, the "Note Agreement") among the Borrower and Seneca Foods, L.L.C. (which merged into Seneca Merger Corporation which merged into the Borrower) and the Purchaser pursuant to which the Borrower has outstanding its Mortgage Notes due August 1, 2013 (the "Notes").  As of the date of this Agreement, the Purchaser is the holder of 100% of the outstanding principal amount of the Notes.

RECITALS

The Borrower has requested that the Purchaser consent to certain amendments to the Note Agreement.

The Purchaser is willing to do so on, and subject to, the terms and conditions of this Agreement.

Terms not otherwise defined in this Agreement have the meanings given therefore in the Note Agreement.

NOW, THEREFORE, the parties agree:

1. AMENDMENTS TO NOTE AGREEMENT.   As of the date of this Agreement:

(a) Amendment to subsection (iii) of Section 5.1.  Subsection (iii) of Section 5.1 of the Agreement is hereby amended by adding the following to the end of such subsection:

"without limiting the generality of the foregoing, with respect to any fiscal period as to which the Borrowers use a last-in, first-out method of accounting, the computations required by clause (b) above with respect to the financial covenants set forth in Section 6.14 shall be made as if the Borrowers were using a first-in, first-out method of accounting;"

(b) Amendment to Section 5.13.  Section 5.13 of the Agreement is hereby amended in its entirety to read as follows:

"5.13  Maintenance of Books and Records.  Each Borrower and Subsidiary will (i) keep proper records and books of account with respect to its business activities in which proper entries are made in the ordinary course of all dealings or transactions of or in relation to its business and affairs; (ii) set up on its books adequate reserves with respect to all Taxes, assessments, charges, levies and claims; and (iii) set up on its books reserves against doubtful accounts receivable, advances and all other proper reserves (including reserves for depreciation, obsolescence or amortization of its property).  All determinations pursuant to this Section 5.13 shall be made in accordance with, or as required by, GAAP in order to fairly reflect such Borrower’s or Subsidiary's financial transactions, except that a Borrower or Subsidiary may, at its option, use the last-in, first-out method of accounting so long as such Borrower or Subsidiary also keep records and books of account sufficient for such Borrower or Subsidiary to make the computations required to be made by such Borrower or Subsidiary and to comply with the obligations under this Agreement as if such Borrower or Subsidiary were still using a first-in, first-out method of accounting.  Notwithstanding the foregoing, a Borrower or Subsidiary may make adjustments and changes in the manner in which its books and records are kept, provided, that:

(a) all such adjustments and changes shall be required or permitted by GAAP, but need not conform with the prior accounting practice of such Borrower or Subsidiary;

(b) each Holder shall be given written notice of all such changes or adjustments together with the financial statements required by clause (i) of Section 5.1 for the Fiscal Quarter in which such change occurred, and together with the financial statements required by clause (ii) of Section 5.1, a year-end listing and description of all such changes and adjustments and the effect thereof prepared by the chief financial officer of Seneca;

(c) the financial covenants and ratios set forth in Section 6.14 shall continue to be calculated without regard to such adjustments or changes unless and until the Required Holders have consented thereto; and

(d) Seneca may not change its Fiscal Year unless and until the Required Holders have consented thereto, such consent not to be unreasonably withheld, delayed or conditioned."

(c) Amendments to Section 10.2.  Section 10.2 of the Agreement is hereby amended by adding the following to the end of the section:

"Regardless of whether a Borrower or Subsidiary elects to use the last-in, first-out method of accounting for its financial or income tax reporting, the definitions contained in this Section, wherever the context so requires, shall be interpreted as if such Borrower or Subsidiary was using a first-in, first-out method of accounting."

2. RATIFICATION OF EXISTING AGREEMENTS.  All of the Borrower's and the Subsidiaries’ obligations and liabilities to the Purchaser and the Collateral Agent, as evidenced by or otherwise arising under the Note Agreement, the Notes and the other Transaction Documents, as amended by this Agreement, are ratified and confirmed in all respects by the Borrower and each Subsidiary.  Each of the Borrower and the Subsidiaries acknowledges and agrees that none of them has any counterclaim, right of set-off or defense of any kind with respect to such obligations and liabilities.

3. NO OTHER AMENDMENTS.  Except as expressly set forth herein, the Note Agreement and the other Transaction Documents shall continue in full force and effect without alteration or amendment.

4. GOVERNING LAW.  THIS AGREEMENT IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK).

5. COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, this Seventh Amendment Agreement is executed under seal as of the date first above written.

BORROWERS:                                                                           SENECA FOODS CORPORATION

By:           /s/Kraig H. Kayser
Name: Kraig H. Kayser
Title:   President

PURCHASER:                                                                           JOHN HANCOCK LIFE INSURANCECOMPANY

By:           /s/ Jacqueline T. Ryan
Name:  Jacqueline T. Ryan
Title:    Managing Director

The undersigned acknowledge and accept
the foregoing and ratify and confirm their
obligations under their respective Subsidiary
Guaranties:

SENECA SNACK COMPANY

By: /s/ James F. McClelland
Name:   James F. McClelland
Title:     President

MARION FOODS, INC.

By:_ /s/Kraig H. Kayser___
Name:  Kraig H. Kayser
Title:    President

Signature Page to Seventh Amendment Agreement to
Amended and Restated Note Purchase Agreement